UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	25-1435979

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One PNC Plaza	15222
249 Fifth Avenue
Pittsburgh, Pennsylvania

(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Depositary Shares (each representing a 1/4000th interest
in a share of 9.875% Fixed-To-Floating Rate	New York Stock Exchange
Non-Cumulative Preferred Stock, Series L)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐
Securities Act registration statement file number to which this form relates: 333-155248
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered
     The description of the general terms and provisions of the 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L, par value $1.00 per share (the “Series L Preferred Stock”), of The PNC Financial Services Group, Inc. (the “Registrant”) as well as the description of the Registrant’s depositary shares representing a 1/4000th interest in a share of the Series L Preferred Stock to be registered hereunder is incorporated herein by reference to the descriptions included under the captions “Description of New PNC Preferred Stock—PNC 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L” and “Description of New PNC Preferred Stock—Description of the Series L Depositary Shares” in the joint proxy statement/prospectus filed on November 24, 2008 and included as part of the Registrant’s registration statement on Form S-4 (Registration No. 333-155248) filed with the Securities and Exchange Commission (the “SEC”) November 10, 2008 and amended on November 20, 2008 and twice amended on November 21, 2008 in connection with the merger of National City Corporation with and into the Registrant.
Item 2. Exhibits.
3.1	Amended and Restated Articles of Incorporation of Registrant, as in effect on the date hereof (incorporated herein by reference to Exhibit 3.4 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

3.2	Amended and Restated Bylaws of Registrant, as in effect on the date hereof (incorporated herein by reference to Exhibit 3.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005).

4.1	Statement with Respect to Shares for 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L.*

4.2	Deposit Agreement, dated January 30, 2008 by and among National City Corporation, Wilmington Trust Company, National City Bank as Transfer Agent and Registrar, and all holders from time to time of Receipts issued pursuant thereto (incorporated by reference to Exhibit 4.3 of the Registrant’s Amendment No. 1 to Registration Statement on Form S-4, filed with the SEC on November 20, 2008).

4.3	Form of certificate representing the Series L Preferred Stock.*

4.4	Letter Agreement dated as of December 31, 2008 between Registrant and Wilmington Trust Company*

99.1	Form of depositary receipt for the Series L Preferred Stock.*

*	Filed herewith.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
Date: December 31, 2008	By:	/s/ George P. Long, III
		Name:	George P. Long, III
		Title:	Senior Counsel and Corporate Secretary